Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement of Superior Well Services, Inc. on Form S-4 of our reports dated March 6, 2007 on the Superior Well Services, Inc. consolidated financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004, the related consolidated financial statement schedule, management’s assessment on the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K and Form 10-K/A of Superior Well Services, Inc.
We also consent to the reference to us under the heading “Experts” in such Prospectus
/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
August 7, 2007